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                                                                  EXHIBIT (c)(4)



                       CONFIDENTIAL DISCLOSURE AGREEMENT

This Agreement (the "Agreement") is entered into as of this 23rd day of June 1999 by and between SIBIA Neurosciences, Inc., having a business address of 505 Coast Boulevard South, Suite 300, La Jolla, CA 92037 ("SIBIA") and Merck & Co., Inc., with an address of One Merck Drive, Whitehouse Station, NJ 08889-0100 ("Recipient").

1. PROPOSED RELATIONSHIP. SIBIA wishes to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed to Recipient in connection with a possible business relationship between the parties (the "Proposed Relationship").

2. CONFIDENTIAL INFORMATION. Except as set forth in Paragraph 3, all information disclosed by SIBIA to Recipient relating to the Proposed Relationship is "Confidential Information" and shall include all information relating to the existence and contents of this Agreement and SIBIA's pharmaceutical business including patents, copyrights, patent or copyrights applications, trade secrets, techniques, formulas, products, protocols, test data, results, conclusions or reports relating to the Proposed Relationship or studies conducted by SIBIA or authorized by SIBIA to be conducted, whether in oral, written, graphic or electronic form. Recipient shall, upon the request of SIBIA, return all Confidential Information and any copies of such to SIBIA. Information disclosed orally shall be identified as confidential at the time of disclosure, and summarized in writing promptly following such disclosure.

3. NONCONFIDENTIAL INFORMATION. Confidential Information shall not include information which (i) at the time of disclosure is readily available in the public domain, or thereafter becomes publicly available other than through a breach of this Agreement; (ii) was already known to Recipient prior to its disclosure by SIBIA as documented in Recipient's written records made prior to such disclosure by SIBIA; (iii) is disclosed to Recipient by a third party who has the right to disclose such information and does not restrict its disclosure; (iv) is independently developed by an employee or agent of Recipient without knowledge of SIBIA's Confidential Information; or (v) is required by law to be disclosed by Recipient.

4. PERMITTED USE AND DISCLOSURE. Recipient may use Confidential Information only for the purposes of evaluating or discussing the Proposed Relationship. Recipient may disclose Confidential Information only to its directors, officers, employees and agents (including, in the case of Merck, officers and employees of Merck & Co., Inc.) who have a need to know in order to properly evaluate the Proposed Relationship and who have been apprised of its confidential and proprietary nature.

5. NONUSE AND NONDISCLOSURE. Recipient shall exercise at least the same standard of care in safeguarding Confidential Information as Recipient exercises in safeguarding its highest level of confidential or proprietary information. Recipient shall not, for a period of five (5) years from the date of this Agreement (i) disclose Confidential Information to any person who does not have a need to know such information or to any third party, without SIBIA's prior written consent; (ii) permit or engage in any use of Confidential Information not authorized by this Agreement; or (iii) reproduce in any form any Confidential Information, except as required to evaluate the Proposed Relationship.


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Confidential Disclosure Act                                     Page 2

6. NO LICENSE. This Agreement does not grant to Recipient any license to or right in the Confidential Information. Nothing in this Agreement shall be construed, by implication or otherwise, as an obligation to enter into any further agreement concerning the Confidential Information, or as a grant of a license to Recipient to use the Confidential Information other than for the purposes set forth in this Agreement. If Recipient expresses an interest in acquiring rights in the Confidential Information, the parties will explore the possibility of working out a mutually satisfactory agreement for the commercial use of said Confidential Information.

7. SPECIFIC PERFORMANCE. In the event of a material breach of this Agreement by Recipient, Recipient agrees that SIBIA shall be entitled to seek specific performance of Recipient's obligations under this Agreement, as well as for such further relief as may be granted by a court of competent jurisdiction or other body chosen by the parties to settle disputes.

8. NO AGENT RELATIONSHIP. Recipient is not an agent of SIBIA and Recipient shall have no authority to act as an agent of SIBIA.

9. ENTIRE AGREEMENT. This Agreement contains the entire understandings between the parties. Nothing contained in this Agreement shall be construed as an obligation of either party to enter into further agreement or negotiations.

10. GOVERNING LAW. This Agreement shall be governed by the laws of the state of California.


     SIBIA NEUROSCIENCES, INC.                    MERCK & CO., INC.


By:  /s/ STEPHEN F. KEANE                    By: /s/ RICHARD N. KENDER
     -------------------------------             -------------------------------
     Name: Stephen F. Keane                      Name: Richard N. Kender
     Title: VP Corporate Development             Title: Vice President, FE&A
                                                        Business Development


Date: 6/23/99                                     Date: 6/21/99
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